EXHIBIT 99.1

AMEX Listing Qualifications Panel Affirms Decision to Delist

the Common Stock of Rica Foods, Inc.

MIAMI—March 29, 2006—Rica Foods, Inc. (AMEX:RCF; the “Company”). On March 23, 2006, the American Stock Exchange (the “AMEX”) notified Rica Foods, Inc. (the “Company”) of the decision by the AMEX Listing Qualifications Panel (the “Panel”) to seek to delist the Company’s common stock from the AMEX. The decision follows a hearing before the Panel on March 20, 2006. The Panel affirmed the AMEX Staff’s determination to delist the Company’s common stock due to the Company’s non-compliance with certain of the AMEX’s continued listing standards.

According to the AMEX notice, the Company may request that the full Committee on Securities (the “Committee”) review the decision of the Panel. The request for review must be made in writing and received by the AMEX within 15 calendar days from March 23, 2006. A request for review by the Committee, however, will not operate as a stay of the Panel’s decision and, accordingly, the AMEX has indicated that it will permanently suspend trading in the Company’s common stock and will file an application with the U.S. Securities and Exchange Commission to strike the Company’s common stock from listing and registration, when and if authorized in accordance with Sections 1205(g), 1206(d) and 1206(e) of the AMEX Company Guide.

The Company is currently evaluating whether to request that the Committee review the Panel’s decision to affirm the AMEX Staff’s determination to delist the Company’s common stock. The Company intends to seek quotation of its securities on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, to the extent market makers demonstrate an interest in trading in the Company’s common stock. However, the Company can give no assurance that trading in its stock will commence on the Pink Sheets or in any other forum.

ABOUT RICA FOODS, INC.

The Company’s operations are largely conducted through its operating subsidiary, Corporacion Pipasa, S.A. Pipasa’s primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. The Company’s subsidiaries own 97 urban and rural outlets throughout Costa Rica, three modern processing plants and four animal feed plants. Pipasa exports its products to all countries in Central America, Colombia, Dominican Republic and Hong Kong.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@pipasa.net